CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Good Times Restaurants, Inc. on Form S-3 to our report, dated November 15, 2004, included in and incorporated by reference in the Annual Report on Form 10-KSB of Good Times Restaurants, Inc. for the year ended September 30, 2004.

HEIN & ASSOCIATES LLP

Denver, Colorado

February 14, 2005